Exhibit 99.1

Additional Company Disclosure

May 2013

CHAMBERS STREET

Except where the context suggests otherwise, the terms “we,” “us,” “our” and “our company” refer to Chambers Street Properties, together with its subsidiaries. Unless otherwise indicated, the information contained herein is as of December 31, 2012. Square footage amounts include 100% of unconsolidated joint ventures and dollar amounts include our pro rata share of unconsolidated joint ventures. Such amounts do not include our unconsolidated investment in CBRE Strategic Partners Asia II. Our ownership interest in CBRE Strategic Partners Asia II is

5.07%, which represents an $8.1 million equity position as of December 31, 2012. Our aggregate portfolio purchase price of approximately

$3.2 billion is pro forma for the March 1, 2013 purchase of Duke Realty’s 20% interest in 17 properties owned by our joint venture.

www.ChambersStreet.com | 1

Our Business

We are a self-administered and internally managed Maryland real estate investment trust,

or REIT, led by an experienced management team that is focused on acquiring, owning and operating high-quality industrial and office properties. Our senior management team is led by Mr. Jack A. Cuneo, President and Chief Executive Officer; Mr. Philip L. Kianka,

Executive Vice President and Chief Operating Officer and Mr. Martin A. Reid, Executive

Vice President and Chief Financial Officer. Our primary objective is to maximize shareholder value through stable cash flow and long-term asset appreciation. In pursuing this objective, we target growth through acquisitions and selective built-to-suit development in markets that complement our existing portfolio, actively manage our balance sheet to maintain flexibility with conservative leverage, and seek internal growth through proactive asset management, leasing and property management oversight.

We have acquired and developed a high-quality industrial and office portfolio comprised primarily of single-tenant net lease properties with an aggregate purchase price of approximately

$3.2 billion. We own or have majority interests in 129 properties (69 industrial,

57 office, and three retail) located in 22 states (Arizona, California, Colorado, Florida,

Georgia, Illinois, Indiana, Kansas, Kentucky, Maryland, Massachusetts, Minnesota,

Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee,

Texas, Utah, and Virginia), the United Kingdom and Germany encompassing approximately

34.1 million rentable square feet in the aggregate. Our portfolio has a weighted average age of approximately 10 years and is 98% leased with approximately 82% of its rentable square footage triple net leased to single-tenants.

Our portfolio has 272 tenants across 25 industries with 7.3 years of average lease term remaining. No individual tenant accounts for more than 6.6% of our portfolio’s annualized base rent. Our tenants include large and nationally recognized companies such as Amazon, Raytheon, JP Morgan Chase, Comcast, Deloitte, Whirlpool, Kellogg’s and

Verizon. Approximately 56% of our annualized base rent is derived from investment grade rated tenants.

_%

Retail

Property_Type

(Based_on_Rentable_Square_Feet)

__%

Industrial

__%

O_ce

The following charts depict the

composition of our portfolio:

__%

Multi-

Tenant

Lease_Type

(Based_on_Rentable_Square_Feet)

__%

NNN

Single-Tenant

_%

Other_

Single-Tenant

_%

Other_

Credit

Rated

Tenant_Credit_Rating_Profile_

(Based_on_Annualized_Base_Rent)

_%

Unrated

__%

Investment

Grade

Rated

The following chart depicts our

tenants’ credit rating profile:

2	| C hambers Street Properties | A dditional Company Disclosure May 2013

Our highly experienced senior management team has deep public and private commercial real estate experience and each member of our senior management team has played a pivotal role in our company throughout its growth. Our senior management team has been involved in a wide range of real estate investment activity including acquisitions, development,

joint venture structuring, property sales, work outs and private equity financing for

REITs and real estate operating companies over multiple market cycles. The members of our management team have a disciplined track record having acquired and managed our large, geographically diverse portfolio, while maintaining a flexible balance sheet and conservative leverage. Some of our notable achievements to date include:

• Acquired a $3.2 billion portfolio through a disciplined acquisition and development strategy, prudently acquiring more than 89% of the portfolio after 2007.

• Maintained a high level of leasing. The portfolio is 98% leased to over 270 tenants representing over 25 industries with 7.3 years of average lease term remaining. We continue to build strong relationships with our tenants, the majority of which are investment grade rated based on annualized base rent.

• Internalized our management team without a separate internalization payment to our former investment advisor or its affiliates and changed our name to Chambers Street

Properties.

• Assembled a staff of 24 professionals that work together to actively manage our portfolio and execute the business and growth strategies developed by our senior management team, each of whom has played a pivotal role in our company throughout its growth.

• Enhanced our liquidity and balance sheet flexibility by replacing a $125 million secured facility with a $700 million unsecured revolving credit facility.

• Continued increasing our access to multiple capital sources with the closing of $250 million in unsecured term loans.

• Continued the growth of our sizable unencumbered asset base to $1.3 billion, based on acquisition cost, as we transition to become a primarily unsecured borrower.

• Prudently maintained a low leverage profile with staggered debt maturities.

• Continued to grow our portfolio, closing approximately $340 million of acquisitions during 2012.

www.ChambersStreet.com | 3

Recent Developments

Investment Activity:

• On January 30, 2013, we acquired all of Trammell Crow Company’s (“TCC”) 5%

interest in our 1400 Atwater Drive property, a 300,000 square foot office property that we developed in a joint venture with TCC, located in Malvern, Pennsylvania, a suburb of

Philadelphia. 1400 Atwater Drive is 100% leased to Endo Pharmaceuticals, Inc. for use as their corporate headquarters through November 2024. This triple net lease is guaranteed by Endo Health Solutions Inc. (NASDAQ: ENDP), Endo Pharmaceuticals’ parent company, a specialty pharmaceutical and healthcare solutions company.

• On February 19, 2013, we entered into an agreement with TCC to form a joint venture to develop a four building, 454,801 square foot build-to-suit office complex in Malvern,

Pennsylvania, a suburb of Philadelphia, for Shire US, Inc., which will serve as their US corporate headquarters under a 15-year lease. The total project cost is anticipated to be approximately $122.3 million and upon completion of construction and satisfaction of closing obligations, we will acquire all of TCC’s 5% interest in the joint venture.

• On March 1, 2013, we acquired all of Duke Realty’s 20% interests in 17 office and warehouse properties that were owned by our joint venture. The aggregate purchase price that we paid in connection with the acquisition of the 20% interest was approximately

$98.1 million.

Capital Markets Activity:

• On March 5, 2013, we entered into an unsecured term loan in the amount of $50 million with TD Bank, N.A. (the “TD Term Loan”). Upon closing the TD Term Loan, we simultaneously entered into an interest rate swap agreement with TD Bank, N.A. to effectively fix the interest rate on the loan at 3.425% per annum for its seven-year term, based upon the TD

Term Loan’s current stated applicable margin, which may vary during its term based upon the then-current leverage ratio or our then-current credit rating. We used the proceeds of the TD Term Loan to repay a portion of our borrowings under our unsecured credit facility.

• On March 7, 2013, we entered into an unsecured term loan (the “Wells Fargo Term

Loan”) in the amount of $200 million with Wells Fargo Bank, National Association

(“Wells Fargo”) and certain other lenders defined in the Wells Fargo Term Loan. Upon closing the Wells Fargo Term Loan, we simultaneously entered into an interest rate swap agreement with Wells Fargo to effectively fix the interest rate on the Wells Fargo Term

Loan at 2.4885% per annum for its five-year term, based upon the Wells Fargo Term

Loan’s current stated applicable margin, which may vary based upon the then-current leverage ratio or our then-current credit rating. We used the proceeds of the Wells Fargo

Term Loan to repay a portion of our borrowings under our unsecured credit facility.

4	| C hambers Street Properties | A dditional Company Disclosure May 2013

Market Opportunity

Unless otherwise indicated, the information in the Market Opportunity section is derived from a market study prepared for us by Rosen Consulting Group, or RCG, a nationally recognized real estate consulting firm. Because of its fragmented and decentralized nature, information about the net lease market, including its overall size and operating fundamentals, is generally not available at the national level and rarely available at the regional level. However, RCG believes that, in many cases, statistics describing the single-tenant market are generally applicable to the net lease market, as single-tenant properties make up a large share of the net lease market. We have paid RCG a fee for such services. The company believes the data prepared by RCG is reliable,

but it has not independently verified this information. Any forecasts prepared by RCG are based on data (including third party data), models and experience of various professionals, and are based on various assumptions, all of which are subject to change without notice. There is no assurance that any of the forecasts will be achieved.

The Net Lease Market

Net lease properties are uniquely structured transactions where tenants, in addition to paying rent, assume the majority or all of operating expenses associated with the property.

In the case of a triple net lease, the tenant bears the expense of property taxes, insurance,

utilities, and maintenance, including capital repairs to the property. These characteristics distinguish a net lease from a full-service lease, under which the property owner pays utilities,

insurance premiums, and the cost to maintain the property and charges the tenant a gross amount, ostensibly factoring into the rent the proportionate cost of these items.

Net leases for corporate real estate tend to have long terms, approximately 10 years on average, plus successive options to extend – compared with full-service leases within multi-tenant buildings, which typically run between 5 and 10 years. Longer terms obviate the need to re-lease the property as frequently, minimizing vacancy risk and also saving transaction costs such as legal fees and broker commissions. Net leases may also provide for periodic rent escalation during the initial term, often on a set percentage increase over the base rent, as well as during any exercised option periods. Long terms and steady rental income with the prospect of periodic rent escalation confer stability and can mitigate the effects of inflation and cyclical downturns in rents.

Moreover, net lease properties appeal to investors as the need to actively manage such properties is reduced compared with multi-tenant properties. Expenses associated with the property, particularly large outlays for capital repairs or improvements, are minimized.

In the context of an absolute net lease, the tenant expressly bears these expenses. With a net lease, the responsibility of a property owner to manage the property is thus minimized and there is greater cost certainty during the course of the tenancy. By contrast, owners of multi-tenant real estate often bear the risk of increasing expenses, such as utilities rates,

and the costs of unexpected, and often expensive, capital repairs.

The net lease real estate market appeals increasingly to well-capitalized investors, including

REITs. Many well-capitalized investors prefer industrial and office net lease properties,

particularly properties located in prime markets or mission-critical properties. Investment in the corporate net lease industrial and office property market is expanding in scope as real estate operators seek stable assets and yields. Net leased industrial and office properties,

particularly corporate headquarters or other mission-critical spaces integral to core business operations, present opportunities for investors. Although such properties often are located outside of markets that many institutional investors deem primary markets,

these properties are ideally suited for net lease investors. Tenants may prefer such markets because of lower leasing expenses and labor costs than those associated with prime markets. Despite being in secondary markets, frequently with lower rents than in primary markets, these properties appeal to net lease investors because of lower acquisition costs and the greater certainty offered by long-term leases at predictable rental rates. However, because a net lease property often is leased to a single-tenant, the credit quality of the tenant is paramount. All other factors being equal, a tenant with a higher credit rating will confer more value on the property. Accordingly, cap rates can be appreciably lower for single-tenant, net lease buildings leased by tenants with investment grade credit ratings.

In many respects, single-tenant, net lease real estate is analogous to a corporate bond. Rent payments are fixed over long periods of time, though periodic, pre-determined rent escalations may be negotiated. Management of the single-tenant, net lease real estate is relatively passive, with the tenant assuming the obligation of maintenance and bearing the operating expenses of the property. However, several key distinctions exist between a corporate bond and a net lease property. The net lease property is a tangible asset, as opposed to the intangible right to payment associated with a bond coupon. In the event of a tenant bankruptcy, whereas the tenant may default on bond obligations, it may continue paying rent during the restructuring because the leased space houses a mission-critical aspect of the business. If the tenant rejects the lease during the restructuring, the underlying real estate maintains some intrinsic value – and perhaps significant value depending on the location and desirability of the property. Tax benefits unique to real estate ownership also accrue to the net lease property owner, including the ability to depreciate the value of the improvements, perhaps sheltering a significant portion of the rental income collected in the process.

Outlook for Corporate Net Lease Real Estate

Industrial

The industrial market is driven by production and distribution of goods, and specific demand drivers vary from market to market. Overall, the industrial sector is in the early stages of a moderate growth period, spurred by increased cargo flows driven by the economic recovery and emphasis on on-shoring and near-shoring manufacturing processes.

Throughout 2012, demand for quality industrial space accelerated across much of the country, but particularly in major distribution hubs. The rebounding space demand coupled with little new construction contributed to a decrease in the vacancy rate. Increased occupancy and tenant demand continued to give landlords leverage to raise asking rents, particularly for larger and more efficient buildings.

Despite the improved demand conditions, construction activity remained limited, with approximately 58 million square feet delivered in 2012. While recent construction deliveries are a substantial recovery from the recession, deliveries were still just one-third of the construction activity in the years preceding the recession.

Moving forward, the industrial market should continue to improve as the goods movement and manufacturing industries expand. Improving operating conditions should lead to an increase in the construction pipeline; however, RCG expects construction lending terms will remain somewhat restrictive and RCG does not believe there is a significant risk of oversupply.

U.S. National Industrial Vacancy Rate


11%
10%
9%
8%
7%
6%
'99
'01
'03
'05
'07
'11
'13f
'15f
'17f

Note: Latest data as of 4Q12
Sources: C&W, RCG

www.ChambersStreet.com | 5

U.S. National Office Vacancy Rate



20%
18%
16%
14%
12%
10%
'99 '01 '03 '05 '07 '11 '13f '15f '17f

Note: Latest data as of 4Q12
Sources: C&W, RCG

Commercial Real Estate Rent Trends



5%
4%
3%
2%
1%
0%
-1%
-2%
'02 '03 '04 '05 '06 '07 '08 '09 '10 '11 '12
Average Net Lease Rent
Average CBD Office Rent
Average Suburban Office Rent
Average Warehouse Rent
Average Flex/R&D Rent

Note: Latest data as of 4Q12
Sources: Pwc Real Estate Investor Survey

Office

The office market is in the midst of a slow recovery following the recession, with the rate of recovery varying significantly by metropolitan area and submarket. Nationally, the CBD office market was tighter than the suburban market at the end of 2012, with improvement in recent years driven by tech-related employment and by the energy industry. Vacancy rates in some markets remain elevated. The reasons for high vacancy rates in certain metropolitan areas depend on the economic and real estate conditions in each location, but generally include weak job creation and/or a large amount of functionally obsolete space.

Office construction levels remain very low relative to historical levels. The inflation-adjusted value of put-in-place construction averaged $22.0 billion between 2009 and 2012, less than half of the annual average of $48.8 billion during the preceding ten years. RCG expects the trend of low construction activity to continue through the forecast period, with the real value of put-in-place construction increasing marginally through the medium term, but remaining significantly less than the long-term historical average.

On the demand side, RCG expect's continued moderate growth in office-using employment to drive steady absorption and a sustainable office market recovery through at least 2017. With the net addition of nearly 2.1 million jobs in the primary office-using employment sectors, office vacancy rates should trend downward. As economic conditions improve further and new supply levels stay low, RCG expects rent growth to reflect moderate, sustainable rates of improvement.

Net Lease

The net lease market is fragmented and highly fluid. These qualities preclude a precise quantification of the size of the net lease market – the investable universe of net lease assets is amorphous and fluctuates continuously as occupiers conduct sale-leaseback transactions. An indicator of the potential size of the net lease market, estimates of the value of U.S. real estate owned by corporate owner-occupiers range between $1.5 trillion and more than $2.0 trillion, making such owner-occupied properties a significant portion of the estimated $5.2 trillion in U.S. commercial real estate assets.

Net lease properties performed better than other real estate segments during the recent recession, reflecting the stability provided by assets with long-term in-place leases. Illustrating the stability of the sector, the average rent for net lease properties outpaced most other commercial real estate types.

With traditional sources of corporate finance restricted during the recession and its aftermath, sale-leaseback transactions increased. Although credit restrictions have gradually loosened with the economic recovery and credit currently is more available than at any point since the recession, sale-leaseback transactions are still attractive to corporate owner-occupiers. Despite projected increased liquidity in the net lease market, a function of more well-capitalized investors entering the market, RCG expects the investable universe of net leased properties to remain relatively stable through the medium term.

Mititating against a significant change in the investable universe of net leased properties, RCG anticipates new development in most commercial real estate segments, including net leased industrial and office properties, will be limited through the medium term. Restrictive construction lending conditions will be a constraint on new development. The availability of existing space and limited financing options will preclude many companies from build-to-suit developments.

6 | Chambers Street Properties | Additional Company Disclosure May 2013

Capital Environment

With stricter lending guidelines and a reduced appetite for risk in the wake of the recession, capital availability for commercial real estate remains limited, although there are signs that lenders are relaxing underwriting standards. During 2012, some larger, more creditworthy borrowers were able to obtain low, long-term rates. Lending volume accelerated in 2012, with commercial mortgage originations increasing by 22.7% to $226.1 billion. The CMBS market, hampered since the recession by slow issuance, fluctuating spreads, and regulatory uncertainty, strengthened during 2012. CMBS issuance reached $48.4 billion in 2012, increasing by approximately 50% from the previous year. However, CMBS issuance remained significantly less than peak years between 2005 and 2007, when levels exceeded $160 billion annually. RCG does not expect CMBS issuance to approach peak levels during the medium term, but issuance in 2013 should approach the historical average between 2000 and 2005. Life insurance companies increased commercial lending activity in 2012. Banks were also active lenders, but ongoing workouts reduced outstanding commercial mortgages. Access to other forms of corporate finance is improving, but still limited relative to the pre-recession peak.

Although the capital markets loosened somewhat during 2012, RCG believes that restrictive lending conditions and limited access to other forms of corporate finance, such as corporate bond issuances, will persist. In particular, credit for smaller, less creditworthy companies will remain tight and expensive. Constrained access to credit should continue to spur new sale-leaseback offerings and present net lease investors with opportunities for acquisitions.

Investment Activity

Compared with the previous three years, the volume of investment in the single-tenant, net leased sector surged during 2012 and early 2013. Transaction volume surpassed $28.5 billion during 2012, an increase of 30.8% from the previous year and the highest volume since the 12-month period ending in the third quarter of 2007. Although the increase in investment volume was likely influenced by private investors taking capital gains in advance of expected tax increases, increased volume also signaled growing demand for single-tenant, net lease properties. In 2012, traded and non-traded public REITs accounted for approximately 17% of investment in single-tenant, net lease real estate, while private investors accounted for approximately 41%. These figures illustrate the fragmented nature of the single-tenant, net lease sector, and the potential for the sector to accommodate an influx of well-capitalized investors.

Historically, private investors accounted for the greatest proportion of investment activity in the single-tenant, net leased market. However, focusing on net investment (acquisitions less dispositions), traded and non-traded public REITs had the highest net investment activity in 2011 and 2012, $5.4 billion cumulatively. This trend indicates the appetite of such entities for net lease properties, and this demand continued into 2013. Through late March 2013, the volume of acquisitions by traded and non-traded public REITs ($2.62 billion) nearly matched that of private investors ($2.63 billion).

The expected growth of interest in the net lease sector by well-capitalized investors and the attendant increase in capital allocated to the sector should foster an even more robust net lease market marked by increased investment activity and greater liquidity in the market. Although continually fluctuating in size, the net lease market is a relatively small share of the multi-trillion dollar corporate owner-occupier market. With access to credit constrained and other factors pushing corporate owner-occupiers to consider alternative forms of raising capital, there is a deep pool of potential sale-leaseback participants. Moreover, the fragmented nature of the net lease market presents advantages for well-capitalized investors.

Annual U.S. Corporate Bond Issuance



Tril.
$3.0
$2.5
$2.0
$1.5
$1.0
$0.5
'88 '90 '92 '94 '96 '98 '00 '02 '04 '06 '08 '10 '12

Note: Latest data as of year end 2012
Source: Federal Reserve

Single-Tenant Transaction Volume



Bil.
$45
$40
$35
$30
$25
$20
$15
$10
$5
'02 '03 '04 '05 '06 '07 '08 '09 '10 '11 '12
Office
Industrial
Retail

Note: Latest data as of 4Q12
Source: Real Estate Capital Analytics

www.ChambersStreet.com | 7

Comparative Performance

The net lease sector continued to provide investors with attractive returns through the turbulent period of the last five years relative to other types of real estate. Through the volatility of the most recent economic cycle net lease real estate proved to be an efficient investment vehicle, given the bond-like income stream and mitigated risks. RCG believes strong performance of net lease REITs relative to the greater REIT industry (as measured by the MSCI US REIT Index, or RMS) can be accredited to the steady and predictable income stream inherent in the net lease structure. Long-term leases with limited exposure to operating expenses significantly reduced exposure to the price swings attributed to the market cycle to a greater extent than other commercial property types. For the five-year period ending March 28, 2013, selected net lease REITs had a total return of 108.7%, outperforming the RMS index and all other major property type REITs during the same period. Select net lease REITs yielded a greater total return than the RMS index for the one- and three-year periods ending March 28, 2013 as well, indicating the relative stability of the net lease real estate market.

Historical Total Return	1-Yr	3-Yr	5-Yr
Selected Net Lease (1)	34.4%	87.1%	108.7%
Selected Office (2)	11.3%	36.0%	21.3%
Selected Industrial (3)	18.6%	55.5%	17.2%
Selected Apartment (4)	-1.8%	64.0%	58.2%
Selected Mall (5)	14.9%	101.3%	76.0%
Selected Shopping Center (6)	23.2%	60.3%	2.0%
RMS (7)	14.9%	61.4%	38.8%

(1) Includes: ARCP, LSE, EPR, LXP, NNN, O, SIR, SRC, WPC.
(2) Includes: BXP, BDN, BPO, CWH, OFC, DEI, DRE, GOV, HIW, HPP, KRC, CLI, MPG, PKY, PDM, SLG.
(3) Includes: DCT, EGP, FR, FPO, LRY, PLD, STAG.
(4) Includes: AIV, AEC, AVB, BRE, CPT, CLP, EQR, ESS, HME, MAA, PPS, UDR.
(5) Includes: CBL, GGP, GRT, MAC, PEI, RSE, SPG, TCO.
(6) Includes: DDR, EQY, FRT, IRC, KIM, KRG, RPT, REG, ROIC, RPAI, BFS, WRI.
(7) MSCI US REIT Index. RMS is a market capitalization weighted index comprised of the most actively traded U.S. REITs.
Note: Latest data as of March 28, 2013
Source: SNL Financial LC.

RCG believes that a strength of the net lease market is the ability to provide stable income streams, while often being priced at wider spreads than corporate bonds. Both are subject to the credit risk of a corporation, specifically the ability to make lease and interest payments on debt, and the steady increase in the cap rate spread relative to the BBB corporate bond yield illustrates the attractiveness of the net lease market. Since March 2010, the spread increased steadily to reach 378 basis points as of December 2012—significantly higher than the average of 164 since 2002. Even if spreads compress and return to the long-term average, RCG believes that net lease real estate will continue to provide steady, predictable cash flows and superior risk-adjusted returns.

The characteristics of a net lease investment, particularly the longer lease terms and the fixed rental income flows, can allow an investor to mitigate risks associated with traditional real estate investments such as vacancy risk or decreasing rental income. As stabilized assets with lease terms that can run more than 25 years, net lease properties appeal to investors seeking greater stability. This stability and ability to mitigate risk increases with better-quality credit tenants, and particularly for those properties that are integral to core business activities.

8 | Chambers Street Properties | Additional Company Disclosure May 2013

Single-Tenant Cap Rate Spread to BBB Corporate Bond Yield


Bps
500
400
300
200
100
0
-100
-200
Average 164 bps
'99 '01 '03 '05 '07 '11 '13f '15f '17f

■ Single Tenant Commercial Real Estate
■ Average

Note: Latest data as of 4Q12
Sources: Real Capital Analytics, Standard & Poor's, RCG

Single-Tenant Office Cap Rate Spread to BBB Corporate Bond Yield


Bps
500
400
300
200
100
0
-100
-200
Average 175 bps
'99 '01 '03 '05 '07 '11 '13f '15f '17f

■ Single Tenant Office Real Estate
■ Average

Note: Latest data as of 4Q12
Sources: Real Capital Analytics, Standard & Poor's, RCG

Single-Tenant Industrial Cap Rate Spread to BBB Corporate Bond Yield


Bps
500
400
300
200
100
0
-100
-200
Average 194 bps
'99 '01 '03 '05 '07 '11 '13f '15f '17f

■ Single Tenant Industrial Real Estate
■ Average

Note: Latest data as of 4Q12
Sources: Real Capital Analytics, Standard & Poor's, RCG

Single-Tenant Cap Rate Spread to 10-Year Treasury Yield


Bps
650
550
450
350
250
Average 404 bps
'99 '01 '03 '05 '07 '11 '13f '15f '17f

■ Single Tenant Commercial Real Estate
■ Average

Note: Latest data as of 4Q12
Sources: Real Capital Analytics, Federal Reserve, RCG

Single-Tenant Office Cap Rate Spread to 10-Year Treasury Yield


Bps
650
550
450
350
250
Average 415 bps
'99 '01 '03 '05 '07 '11 '13f '15f '17f

■ Single Tenant Office Real Estate
■ Average

Note: Latest data as of 4Q12
Sources: Real Capital Analytics, Federal Reserve, RCG

Single-Tenant Industrial Cap Rate Spread to 10-Year Treasury Yield


Bps
650
550
450
350
250
Average 434 bps
'99 '01 '03 '05 '07 '11 '13f '15f '17f

■ Single Tenant Industrial Real Estate
■ Average

Note: Latest data as of 4Q12
Sources: Real Capital Analytics, Federal Reserve, RCG

www.ChambersStreet.com | 9

10 | C hambers Street Properties | A dditional Company Disclosure May 2013

Our History

We were formed and commenced operations in 2004 as CB Richard Ellis Realty Trust,

following an initial $55 million private placement of our common shares placed by Wells

Fargo Investments, LLC to accredited investors. Jack Cuneo, our Chief Executive Officer and

President, developed the initial business plan and obtained sponsorship from CBRE Global

Investors to establish the company. Since that time, we have raised equity capital to finance our real estate investment activities through two public offerings of our common shares. Our public offerings raised an aggregate of approximately $2.4 billion in gross offering proceeds,

excluding proceeds associated with common shares issued under our amended and restated

dividend reinvestment plan. Our common shares are not currently listed on a national securities exchange, but we expect to list them on or about May 21, 2013.

Major milestones in the acquisition of our $3.2 billion portfolio included the acquisition of a portfolio of six fully leased industrial built-to-suit properties for $248.9 million through a joint venture with Duke Realty (NYSE: DRE) in May 2008 and our initial international industrial acquisitions of two properties in the United Kingdom and two properties in

Germany for a total of $52.9 million through a joint venture with the Goodman Group

(ASX:GMG) in June 2010.

Prior to July 1, 2012 we were externally managed by CBRE Advisors LLC, our former investment advisor, pursuant to an advisory agreement that terminated according to its terms on June 30, 2012. Substantially all of the current senior management team was previously employed by an affiliate of our former investment advisor and since inception,

our company has been overseen by a board of trustees, a majority of whom are independent.

In July 2012, we internalized our management team, which did not include a separate internalization payment to our former investment advisor or its affiliates, and we changed our name to Chambers Street Properties. As we have progressed, our management team has amassed a high-quality portfolio of 129 primarily net leased industrial and office properties located in 22 states and in three countries.

www.ChambersStreet.com | 11

Our Competitive Strengths

We believe we distinguish ourselves from other real estate owners and investors through the following competitive strengths:

• High-Quality, Net Lease Focused Portfolio. Our portfolio consists of 129 properties (69 industrial, 57 office, and three retail), located in 22 states, the United Kingdom and

Germany. Our properties have an average age of approximately 10 years with low capital expenditure requirements, presenting attractive spaces for tenants. The diversity of our portfolio assists in reducing the risks associated with potential adverse events that may affect any one tenant, industry or location. We believe our portfolio’s large scale and diversity should allow us to continue to make significant acquisitions without introducing excessive concentration risk.

• Diversified Tenant Base with Strong Credit Profile and Stable Occupancy. We have a diverse tenant base of 272 tenants that includes well-known multinational as well as regional commercial enterprises across 25 separate industries. Our tenants include companies such as Amazon, Barclays, Raytheon, the U.S. Government, JP Morgan Chase, Comcast,

Deloitte, Whirlpool, Kellogg’s and Verizon. Approximately 56% of our annualized base rent is derived from investment grade rated tenants. The diversity of our tenant base assists in limiting our potential loss exposure and vulnerability to unexpected downturns in any single tenant or industry sector. Our portfolio is 98% leased and has demonstrated stable occupancy over time.

Top 10 Industries
(Based on Annualized Base Rent)


14%
11%
11%
7%
6%
5%
5%
5%
4%
3%
29%

- **14%** Financial Services
- **11%** Pharma and Healthcare
- **11%** Consumer Products
- **7%** Internet Retail
- **6%** Defense and Aerospace
- **5%** Logistics and Distribution
- **5%** Insurance
- **5%** Telecom
- **4%** Government
- **3%** Food Services and Retail
- **29%** Other

Top Tenants	S&P Credit Rating(1)	Annualized Base Rent (in thousands)(2)	% ABR
Amazon	AA-	$16,831	6.6%
Barclays Capital	A	12,278	4.8%
Raytheon Company	A-	10,023	3.9%
U.S. Government	AA+	9,516	3.7%
National Union Fire Insurance(3)	A	6,011	2.4%
JP Morgan Chase	A	5,973	2.4%
Nuance Communications	BB-	5,665	2.2%
Endo Health Solutions	BB	5,591	2.2%
Lord Abbett & Co	-	5,211	2.1%
Eisai	-	5,189	2.0%
Comcast	BBB+	4,819	1.9%
The Coleman Company	-	4,528	1.8%
Deloitte	-	4,390	1.7%
Clorox International	BBB+	4,310	1.7%
Barr Laboratories	-	4,061	1.6%
Unilever	A+	3,864	1.5%
Other (256 tenants)	-	145,702	57.4%
Total		$253,962	100.0%

(1) Credit ratings of our tenants, their guarantors or their parent companies.

(2) Annualized Base Rent for Unconsolidated Properties is at our pro rata share of effective ownership. Includes consolidated and unconsolidated properties.

(3) The National Union Fire Insurance Company's lease expired on December 31, 2012, and it vacated the property. The 90 Hudson Street property is currently 65% leased.

- *Long-Term Net Leases.* Due to the triple net structure of approximately 82% of our leases (based on rentable square footage), we do not expect to incur significant operating and capital expenditures on a recurring basis. Additionally, as the majority of our triple net leases have contractual annual rent escalations, we have the ability to increase our stable cash flow over time. Our leases have an average remaining term of 7.3 years, and we have minimal scheduled lease expirations over the next three years, with over 84% of annualized base rent expiring after 2015.

- *Demonstrated Investment Track Record.* We have distinguished ourselves as a reputable buyer of properties with a strong performance record, having made approximately $340 million of new acquisitions in 2012. We increased the size of the company's portfolio from approximately $350 million of real estate assets at the end of 2007, based on pro rata acquisition cost, to over $3 billion in five years. We believe a lack of new supply in our markets, tenants' desire to transition to more efficient buildings and a favorable interest rate environment creates a positive outlook for future investment activity. Our acquisition capabilities are driven by our extensive network of industry relationships and through our deep relationships with our existing tenant base. Our built-to-suit capabilities are focused on tenants with strong credit profiles and long-term, triple net leases. We believe we have a dynamic platform in place with the expertise to execute these potential external opportunities.

- *Conservative Balance Sheet with Growth-Oriented Capital Structure.* We have a conservative capital structure with modest leverage. Our $700 million revolving credit facility has ample capacity and, combined with our unrestricted cash, provides $542 million of total corporate liquidity. Further, we have a broad unencumbered asset base of $1.3 billion (based on acquisition cost). We believe that our attractive capital structure should allow us to continue to make attractive acquisitions and efficiently operate our current portfolio.

- *Experienced Management Team.* Our senior management team has extensive experience acquiring, leasing and managing real estate properties and each of whom has played a pivotal role in our company throughout its growth. Members of our management team have demonstrated a disciplined track record having acquired and managed our large, geographically diverse $3.2 billion portfolio, while maintaining a flexible balance sheet and conservative leverage.

12 | Chambers Street Properties | Additional Company Disclosure May 2013

www.ChambersStreet.com | 13

Business and Growth Strategies

We seek to invest in industrial and office properties that are net leased to investment grade or credit rated tenants on long-term leases at attractive prices through new acquisitions or build-to-suit projects. We believe the credit quality of many of our tenants, the lengths of our leases, the relatively modest capital expense requirements of our properties and our single-tenant focus help us to create shareholder value. We also believe that our senior management team’s extensive experience will allow us to identify and consummate the acquisition and development of high-quality net leased properties. Our strategy is intended to generate attractive risk-adjusted returns for our shareholders over time and across a variety of market conditions and economic cycles. We intend to execute our strategy and expand our portfolio through the following:

• Acquire Existing, High-Quality Net Leased Industrial and Office Properties. We believe high-quality industrial and office properties, which are net leased to single tenants with strong credit profiles, represent attractive investments. We target acquisitions in markets with above-average projected rental growth, strong tenant demand and significant barriers to new construction. Our relationships with our tenants and our network of industry contacts help us source acquisitions.

• Selectively Pursue Built-to-Suit Opportunities. We intend to pursue select built-to-suit opportunities that have attractive development yields and tenants with strong credit profiles under long-term triple net leases. A recent example of this strategy is the completion of our 300,000 square foot built-to-suit office development that is under a

12-year lease to Endo Health Solutions (NASDAQ: ENDP), located outside Philadelphia,

Pennsylvania. In addition, we recently formed a joint venture to develop a four building,

454,801 square foot build-to-suit office complex in Malvern, Pennsylvania for Shire US,

Inc., which will serve as their US corporate headquarters under a 15-year lease.

• Maximize Cash Flow Through Internal Growth. We seek investments that provide the potential for attractive returns to our shareholders with fixed rent escalations over longterm leases that provide stable cash flow. We have typically structured our property acquisitions to achieve a positive spread between our cost of capital and the yields achieved on our investments. Our existing leases have embedded rental rate growth as the majority of our existing leases provide for periodic increases in rent.

• Pursue a Disciplined Capital Recycling Program. We intend to pursue a disciplined capital allocation strategy designed to maximize the value of our investments by selectively disposing of properties that are no longer consistent with our investment strategy or whose returns appear to have been maximized. To the extent that we dispose properties,

we intend to redeploy the capital into investment opportunities that we believe are more attractive investments.

• Actively Manage a Strong and Flexible Capital Structure. We expect to maintain a prudent capital structure with access to multiple sources of equity and debt financing. We intend to continue to stagger our debt maturities and transition to become a primarily unsecured borrower. We anticipate that we will have a mix of fixed and floating-rate debt and intend to maintain modest total leverage. As a means to reduce our exposure to foreign currency fluctuations, we endeavor to place debt in the local currency on our international properties.

Our Properties

Overview

We own or have majority interests in 129 properties (69 industrial, 57 office, and three retail) located in 22 states (Arizona, California, Colorado, Florida, Georgia, Illinois, Indiana, Kansas, Kentucky, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Utah, and Virginia), the United Kingdom and Germany encompassing approximately 34.1 million rentable square feet in the aggregate. Our portfolio has a weighted average age of approximately 10 years and is 98% leased with approximately 82% of its rentable square footage triple net leased to single tenants. Additionally, we have more than 270 tenants across 25 different industries with 7.3 years of average lease term remaining.

Lease Type
(Based on Acquisition Cost)


7%
Other
Single-Tenant
21%
Multi-
Tenant
72%
NNN
Single-Tenant

Single- and Multi-Tenant Property Distribution

Our single- and multi-tenant property distribution is as follows (Net Rentable Square Feet and Approximate Total Acquisition Cost in thousands):

	Properties(1)	Net Rentable Square Feet(1)	% of Total Net Rentable Square Feet	Approximate Total Aquisition Cost(1)	% of Approximate Total Acqusition Cost
Triple Net Single-Tenant Properties(2)	90	27,774	81.5%	$2,246,159	71.5%
Other Single-Tenant Properties	10	1,343	3.9	223,788	7.1
Total Single-Tenant	**100**	**29,117**	**85.5**	**2,469,947**	**78.6**
Multi-Tenant Properties	29	4,945	14.5	671,592	21.4
Total	**129**	**34,062**	**100.0%**	**$3,141,539**	**100.0%**

(1) Number of Properties and Net Rentable Square Feet for Unconsolidated Properties are at 100%. Approximate Total Acquisition Cost for Unconsolidated Properties is at our pro rata share of effective ownership. Includes consolidated and unconsolidated properties.

(2) Triple Net Single-Tenant Properties include certain properties that have di minimis secondary tenant(s).

Property Type
(Based on Acquisition Cost)


39%
Industrial
57%
Office
4%
Retail

Property Type Distribution

Our property type distribution is as follows (Net Rentable Square Feet and Approximate Total Acquisition Cost in thousands):

	Properties(1)	Net Rentable Square Feet(1)	% of Total Net Rentable Square Feet	Approximate Total Aquisition Cost(1)	% of Approximate Total Acquisition Cost
Office	57	8,893	26.1%	$1,799,207	57.3%
Warehouse/ Distribution	69	24,673	72.4	1,221,964	38.9
Retail	3	496	1.5	120,368	3.8
Total	**129**	**34,062**	**100.0%**	**$3,141,539**	**100.0%**

(1) Number of Properties and Net Rentable Square Feet for Unconsolidated Properties are at 100%. Approximate Total Acquisition Cost for Unconsolidated Properties is at our pro rata share of effective ownership. Includes consolidated and unconsolidated properties.

14 | Chambers Street Properties | Additional Company Disclosure May 2013

Geographic Diversification

Our portfolio is diversified across 22 states as well as the United Kingdom and Germany. No market accounted for more than 10% of our net rentable square feet or 16% of our approximate total acquisition cost. The following table shows the geographic diversification of our portfolio (in thousands, except for number of properties):

Domestic	Properties[1]	Net Rentable Square Feet[1]	% of Total Net Rentable Square Feet	Approximate Total Aquisition Cost[1]	% of Approximate Total Acqusition Cost
New Jersey	6	1,465	4.3%	$506,760	16.1%
Florida	14	2,898	8.5	266,620	8.5
Texas	11	3,259	9.6	216,111	6.9
Virginia	3	840	2.5	186,723	5.9
Ohio	8	2,389	7.0	181,068	5.8
South Carolina	27	3,558	10.5	179,171	5.7
North Carolina	10	2,043	6.0	157,068	5.0
Arizona	4	2,442	7.2	152,013	4.8
California	7	688	2.0	146,917	4.7
Minnesota	5	1,268	3.7	133,859	4.3
Illinois	5	1,838	5.4	133,800	4.3
Massachusetts	3	769	2.3	94,280	3.0
Maryland	2	1,473	4.3	92,379	2.9
Indiana	2	2,237	6.6	84,112	2.7
Pennsylvania	1	300	0.9	72,742	2.3
Kansas	1	1,107	3.3	62,950	2.0
Missouri	2	252	0.7	34,680	1.1
Tennessee	1	180	0.5	29,936	1.0
Colorado	1	407	1.2	24,500	0.8
Georgia	1	122	0.4	21,834	0.7
Kentucky	1	189	0.6	14,800	0.5
Utah	1	275	0.8	13,400	0.4
Total Domestic	**116**	**29,999**	**88.1**	**2,805,723**	**89.3**
International					
Germany	6	3,232	9.5	170,391	5.4
United Kingdom	7	831	2.4	165,425	5.3
Total International	**13**	**4,063**	**11.9**	**335,816**	**10.7**
Total	**129**	**34,062**	**100.0%**	**$3,141,539**	**100.0%**

(1) Number of Properties and Net Rentable Square Feet for Unconsolidated Properties are at 100%. Approximate Total Acquisition Cost for Unconsolidated Properties is at our pro rata share of effective ownership. Includes consolidated and unconsolidated properties.

www.ChambersStreet.com | 15

Significant Tenants

No tenant accounted for more than 6.6% of our annualized base rent or 15% of our net rentable square feet. The following details our largest tenants (in thousands):

Tenant	Primary Industry	Net Rentable Square Feet[1]	% of Total Net Rentable Square Feet	Annualized Base Rent[1]	% Total Annualized Base Rent
1. Amazon[2]	Internet Retail	4,954	14.9%	$16,831	6.6%
2. Barclays Capital	Financial Services	409	1.2	12,278	4.8
3. Raytheon Company	Defense and Aerospace	666	2.0	10,023	4.0
4. General Services Admin	Government	449	1.4	9,516	3.8
5. National Union FireInsurance Co[3]	Insurance	172	0.5	6,011	2.4
6. JP Morgan Chase	Financial Services	396	1.2	5,973	2.4
7. Nuance Communications	Software	201	0.6	5,665	2.2
8. Endo Health Solutions Inc.	Pharmaceutical and Health Care Related	300	0.9	5,591	2.2
9. Lord Abbett & Co	Financial Services	149	0.5	5,211	2.1
10. Eisai	Pharmaceutical and Health Care Related	209	0.6	5,189	2.0
11. Comcast	Telecommunications	220	0.7	4,819	1.9
12. The Coleman Company	Consumer Product	1,107	3.3	4,528	1.8
13. Deloitte	Professional Services	175	0.5	4,390	1.7
14. Clorox International Co.	Consumer Products	1,350	4.1	4,310	1.7
15. Barr Laboratories	Pharmaceutical and Health Care Related	142	0.4	4,061	1.6
16. Unilever[4]	Consumer Products	1,595	4.8	3,864	1.5
17. PPD Development	Pharmaceutical and Health Care Related	252	0.8	3,762	1.5
18. Eveready Battery Company	Consumer Products	168	0.5	3,568	1.4
19. ConAgra Foods	Food Service and Retail	742	2.2	3,422	1.4
20. NDB Capital Markets	Financial Services	97	0.3	3,400	1.3
21. Carl Zeiss	Pharmaceutical and Health Care Related	202	0.6	3,337	1.3
22. Whirlpool Corp	Consumer Product	1,020	3.1	3,264	1.3
23. American LaFrance	Vehicle Related Manufacturing	513	1.5	3,163	1.3
24. Bob's Discount Furniture	Home Furnishings/Home Improvement	672	2.0	2,977	1.2
25. Prime Distribution Services	Logistics and Distribution	1,200	3.6	2,958	1.2
26. Nationwide Mutual Ins	Insurance	315	1.0	2,928	1.2
27. Kellogg's	Consumer Products	1,142	3.4	2,817	1.1
28. Time Warner	Telecommunications	134	0.4	2,814	1.1
29. B&Q	Home Furnishings/Home Improvement	104	0.3	2,713	1.1
30. REMEC	Defense and Aerospace	133	0.4	2,579	1.0
31. Dr. Pepper	Food Service and Retail	601	1.8	2,532	1.0
32. Syngenta Seeds	Agriculture	116	0.4	2,473	1.0
33. NCS Pearson, Inc	Education	153	0.5	2,424	1.0
34. Verizon Wireless[5]	Telecommunications	180	0.5	2,375	0.9
35. Iowa College Acquisition Corp.[6]	Education	125	0.4	2,303	0.9
36. Citicorp North America	Financial Services	194	0.6	2,284	0.9
37. Royal Caribbean Cruises	Travel/Leisure	129	0.4	2,225	0.9
38. SBM Atlantia, Inc.	Petroleum and Mining	171	0.5	2,217	0.9
39. FMC Corporation	Petroleum and Mining	111	0.3	2,116	0.8
40. American Home Mortgage	Financial Services	183	0.6	2,024	0.8
Other (232 tenants)		12,160	36.5	79,027	31.1
Total		**33,311**	**100.0%**	**$253,962**	**100.0%**

(1) Net Rentable Square Feet for Unconsolidated Properties is at 100%. Annualized Base Rent for Unconsolidated Properties is at our pro rata share of effective ownership. Includes consolidated and unconsolidated properties.

(2) Our tenants are Amazon.com.azdc, Inc., in the Buckeye Logistics Center and Goodyear Crossing Park II properties, Amazon.com.indc, LLC, in the AllPoints at Anson Bldg. 1 property, and Amazon Fulfillment GmbH, in the Graben Distribution Center I property, which are all wholly-owned subsidiaries of Amazon.

(3) The National Union Fire Insurance Company's lease expired on December 31, 2012, and it vacated the property. The 90 Hudson Street property is currently 65% leased.

(4) Our tenant is CONOPCO, Inc., a wholly-owned subsidiary of Unilever.

(5) Verizon Wireless is the d/b/a for Cellco Partnership.

(6) Our tenant is Iowa College Acquisitions Corp., an operating subsidiary of Kaplan, Inc. The lease is guaranteed by Kaplan Inc.

16 | Chambers Street Properties | Additional Company Disclosure May 2013

Tenant Industry Concentration

Our tenants operate in a wide range of industries. Currently no industry accounts for more than 14% of our annualized base rent or 24% of our net rentable square feet. The following details our largest tenant industries (in thousands):

	Net Rentable Square Feet(1)	% of Total Net Rentable Square Feet	Annualized Base Rent(1)	% of Total Annualized Base Rent
Financial Services	1,765	5.3%	$34,524	13.6%
Pharmaceutical and Health Care Related	1,905	5.7	28,136	11.1
Consumer Products	8,038	24.1	27,713	10.9
Internet Retail	5,284	5.9	18,257	7.2
Defense and Aerospace	901	2.7	15,296	6.0
Logistics and Distribution	3,324	10.0	12,691	5.0
Insurance(2)	709	2.1	12,631	5.0
Telecommunications	931	2.8	12,215	4.8
U.S. Government	450	1.4	9,516	3.8
Food Service and Retail	2,070	6.2	8,852	3.5
Home Furnishings/Home Improvement	1,296	3.9	8,809	3.5
Vehicle Related Manufacturing	1,542	4.6	8,571	3.4
Business Services	1,326	4.0	8,136	3.2
Education	486	1.5	8,005	3.2
Professional Services	402	1.2	7,161	2.8
Software	216	0.7	5,879	2.3
Other Manufacturing	939	2.8	5,253	2.1
Petroleum and Mining	340	1.0	5,034	2.0
Specialty Retail	502	1.5	4,396	1.7
Travel and Leisure	240	0.7	4,227	1.7
Agriculture	125	0.4	2,571	1.0
Apparel Retail	225	0.7	1,897	0.8
Executive Office Suites	98	0.3	1,735	0.7
Utilities	127	0.4	1,538	0.6
Other Retail	70	0.2	819	0.3
Total	**33,311**	**100.0%**	**$253,962**	**100.0%**

(1) Net Rentable Square Feet for Unconsolidated Properties is at 100%. Annualized Base Rent for Unconsolidated Properties is at our pro rata share of effective ownership. Includes consolidated and unconsolidated properties.

(2) Includes National Union Fire Insurance Company, whose lease expired on December 31, 2012 and has vacated the property. The 90 Hudson Street property is currently 65% leased.

Scheduled Rental Increases

The leases in our portfolio are typically structured to provide increases of their respective terms, either based on a fixed dollar amount or percentage. The following details the composition of the various leases in our portfolio (in thousands):

	Net Rentable Square Feet(1)	% of Total Net Rentable Square Feet	Annualized Base Rent(1)	% of Total Annualized Base Rent
Fixed Rental Increases	27,640	83.0%	$216,747	85.3%
Indexed Rent Increases(2)	4,775	14.3	25,240	9.9
Constant Rent	896	2.7	11,976	4.7
All Leases	**33,311**	**100.0%**	**$253,962**	**100.0%**

(1) Net Rentable Square Feet for Unconsolidated Properties is at 100%. Annualized Base Rent for Unconsolidated Properties is at our pro rata share of effective ownership. Includes consolidated and unconsolidated properties.

(2) Indexed Rental Increases are generally based upon inflation or market rents.

www.ChambersStreet.com | 17

Lease Expirations

We have limited near term lease expirations with an average remaining lease term of 7.3 years. In addition, approximately 85% of leases expire after 2015. The following details our lease expiration schedule (in thousands):

	Number of Expiring Leases	Expiring Net Rentable Square Feet(1)	% of Total Net Rentable Square Feet	Expiring Base Rent(1)	Percentage of Expiring Base Rent
2013	51	2,437	7.3%	$18,644	6.6%
2014	37	1,672	5.0	13,857	4.9
2015	33	1,151	3.5	10,612	3.8
2016	33	1,837	5.5	26,465	9.3
2017	35	1,742	5.2	17,445	6.2
2018	27	3,032	9.1	21,703	7.7
2019	24	6,208	18.6	35,397	12.6
2020	12	1,905	5.7	19,080	6.8
2021	17	6,664	20.0	50,155	17.8
2022	6	1,751	5.3	13,176	4.7
Thereafter	20	4,912	14.8	55,437	19.7
Total	**295**	**33,311**	**100.0%**	**$281,971**	**100.0%**

Weighted Average Remaining Term (years)(2)	
Triple Net Single-Tenant Properties(3)	7.85
Multi-Tenant Properties	5.96
Other Single-Tenant Properties	6.56
Total	**7.32**

(1) Expiring Net Rentable Square Feet for Unconsolidated Properties is at 100%. Expiring Base Rent for Unconsolidated Properties is at our pro rata share of effective ownership. Includes consolidated and unconsolidated properties.

(2) Weighted Average Remaining Term is the average remaining term weighted by Expiring Base Rent.

(3) Triple Net Single-Tenant Properties include certain properties that have diminimis secondary tenant(s).

Encumbered and Unencumbered Properties

The following table details our Encumbered and Unencumbered Properties (approximate acquisition cost and debt balance in thousands):

	Properties(1)	Approximate Acquisition Cost(1)	% of Approximate Total Acquisition Cost	Debt Balance(1)
Encumbered Properties	69	$1,889,979	60.2%	$964,036
Unencumbered Properties	60	1,251,560	39.8	—
Unsecured Debt	—	—	—	265,000
Total Properties	**129**	**$3,141,539**	**100.0%**	**$1,229,036**

(1) Number of Properties at 100%. Approximate Acquisition Cost and Debt Balance for Unconsolidated Properties is at our pro rata share of effective ownership. Includes consolidated and unconsolidated properties.

18 | Chambers Street Properties | Additional Company Disclosure May 2013

www.ChambersStreet.com | 19

Selected Top Tenants and Related Assets

Amazon

Amazon (NASDAQ: AMZN) is a multi-national electronic commerce company. Amazon had an equity market cap of $113.9 billion as of December 31, 2012 and a credit rating of

AA- from S&P.

Name Buckeye Logistics Center

Market Phoenix, A Z

Type Warehouse/Distribution

Single or TenaMntu ltiS-ingle-Tenant

Pro Rata cqAuisition rPice $52.8 millio n

Year cquired 20A08

% ship 8O0w%n er

% eased 100% L

Square eet 1,009,35F1

Lease ation ExSpeipr-2021

Name AllPoints at Anson Bldg. 1

Market Indianapolis, IN

Type Warehouse/Distribution

Single or TenaMntu ltiS-ingle-Tenant

Pro Rata cqAuisition rPice $42.7 millio n

Year cquired 20A08

% ship 8O0w%n er

% eased 100% L

Square eet 1,036,57F3

Lease ation ExJpuilr-2018

Name Goodyear Crossing Ind. Park II

Markett Phoenix, A Z

Type Warehouse/Distribution

Single or TenaMntu ltiS-ingle-Tenant

Pro Rata cqAuisition rPice $36.5 millio n

Year cquired 20A09

% ship 8O0w%n er

% eased 100% L

Square eet 820,384 F

Lease ation ExSpeipr-2019

amazon.de

Name	**Graben Distribution Center I**
Market	Munich, Germany
Type	Warehouse/Distribution
Single or Multi-Tenant	Single-Tenant
Pro Rata Acquisition Price	$55.0 million
Year Acquired	2011
% Ownership	80%
% Leased	100%
Square Feet	1,017,868
Lease Expiration	Apr-2022



Name	**Koblenz Distribution Center**
Market	Koblenz, Germany
Type	Warehouse/Distribution
Single or Multi-Tenant	Single-Tenant
Pro Rata Acquisition Price	$63.0 million
Year Acquired	2012
% Ownership	80%
% Leased	100%
Square Feet	1,070,126
Lease Expiration	Mar-2023

Barclays Capital

Barclays Capital (LON: BARC) is a major global financial services provider. Barclays Capital had an equity market cap of $52.2 billion as of December 31, 2012 and a credit rating of A from S&P.



Name	**70 Hudson Street**
Market	New York City Metro, NY
Type	Office
Single or Multi-Tenant	Single-Tenant
Pro Rata Acquisition Price	$155.0 million
Year Acquired	2011
% Ownership	100%
% Leased	100%
Square Feet	409,272
Lease Expiration	Jan-2016

20 | Chambers Street Properties | Additional Company Disclosure May 2013

www.ChambersStreet.com | 21

Raytheon Company

Raytheon Company (NYSE: RTN) is a technology and innovation leader specializing in defense and other government markets throughout the world. Raytheon Company had an equity market cap of $18.9 billion as of December 31, 2012 and a credit rating of A- from S&P.

Name Pacific Corporate Park

Market Washington, on, D C

Type Office

Single or TenaMntu ltiS-ingle-Tenant

Pro Rata cqAuisition rPice $144.5 millio n

Year cquired 20A10

% ship 1O0w0n%e r

% eased 100% L

Square eet 696,391 F

Lease ation ExFpeibr-2021

U.S. Government

Approximately 3.8% of our annualized base rent is derived from the United States

General Services Administration. The United States government currently maintains a

AA+ credit rating from S&P. Some of the buildings leased to the government are Sensitive

Compartmented Information Facilities (“SCIF”) that are used to process various types of sensitive and classified information.

Name Avion Midrise IV

Market Washington, D C

Type Office

Single or TenaMntu ltiS-ingle-Tenant

Pro Rata cqAuisition rPice $21.1 millio n

Year cquired 20A08

% ship 1O0w0n%e r

% eased 100% L

Square eet 71,504 F

Lease ation ExJpainr-2017

Name Norman Pointe II

Market Minneapolis, M N

Type Office

Single or TenaMntu ltiM- ulti-Tenant

Pro Rata cqAuisition rPice $37.5 millio n

Year cquired 20A11

% ship 8O0w%n er

% eased 100% L

Square eet 324,296 F

Lease ation ExMpiary-2016

Name	Weston Pointe IV
Market	Ft. Lauderdale, FL
Type	Office
Single or Multi-Tenant	Single-Tenant
Pro Rata Acquisition Price	$22.6 million
Year Acquired	2011
% Ownership	80%
% Leased	100%
Square Feet	96,175
Lease Expiration	Apr-2019



Name	Weston Pointe II
Market	Ft. Lauderdale, FL
Type	Office
Single or Multi-Tenant	Multi-Tenant
Pro Rata Acquisition Price	$18.7 million
Year Acquired	2011
% Ownership	80%
% Leased	100%
Square Feet	97,180
Lease Expiration	Mar-2019

JP Morgan Chase

JP Morgan Chase (NYSE: JPM) is a leading global financial services firm. JP Morgan Chase had an equity market cap of $167.3 billion as of December 31, 2012 and a credit rating of A from S&P.



Name	SkyHarborOperationsCenter
Market	Phoenix, AZ
Type	Office
Single or Multi-Tenant	Single-Tenant
Pro Rata Acquisition Price	$53.5 million
Year Acquired	2011
% Ownership	100%
% Leased	100%
Square Feet	396,179
Lease Expiration	Sep-2022

22 | Chambers Street Properties | Additional Company Disclosure May 2013

www.ChambersStreet.com | 23

Senior Management Biographies

Jack A. Cuneo

Mr. Cuneo has been our President and Chief Executive Officer since March 2004. Mr. Cuneo was the Chairman of our Board of Trustees from January 2009 until June 2012 and was the

President and Chief Executive Officer of our former investment advisor, from March 2004 through June 2012. Mr. Cuneo was also an Executive Managing Director of CBRE Global

Investors from July 2008 until June 2012. Mr. Cuneo has over 43 years of experience in the real estate industry and had been involved in a wide range of real estate investment activity including acquisitions, development, joint venture structuring, property sales, work outs and private equity financing for REITs and real estate operating companies. Prior to joining CBRE

Global Investors in June 2003, Mr. Cuneo served as President of Cuneo Capital Group which engaged in advisory and private equity investment activities from 2002 to 2003. Mr. Cuneo also spent 26 years at Merrill Lynch where he served from 1997 to 2000 as the Chairman and Chief Executive Officer of Merrill Lynch Hubbard, a real estate investment subsidiary which acquired, operated and sold over 100 properties valued at $1.8 billion on behalf of over 240,000 individual investors. Mr. Cuneo was a Managing Director of the Global Real

Estate and Hospitality Group at Merrill Lynch from 2000 to 2002 where he led private equity,

advisory and asset sales activities. He is a member of the Urban Land Institute (ULI), the

Policy Advisory Board at the Haas School of Business, University of California at Berkeley and

the Real Estate Board of New York. Mr. Cuneo received a B.A. from City College of New York and pursued graduate studies at the University of Massachusetts at Amherst.

Martin A. Reid

Mr. Reid has been one of our trustees since March 2005, our Executive Vice President and

Chief Financial Officer since June 2012 and our Treasurer and Secretary since September

2012. From September 2010 to June 2012, Mr. Reid was the Executive Vice President,

Development and Acquisitions at Interstate Hotels & Resorts where he was responsible for real estate holdings, sourcing and acquiring hotels, and identifying management contract opportunities. Prior to joining Interstate, Mr. Reid was a partner in Cheswold Real Estate

Investment Management. Prior to joining Cheswold, Mr. Reid was the Chief Executive

Officer of the General Partner of Redstone Hotel Partners, advising on hotel transactions and fund raising activities. From 1998 until 2006, Mr. Reid was a Managing Director of

Thayer Lodging where he was responsible for acquisitions, dispositions, capital raising and financial matters of the Thayer Lodging. Mr. Reid has a broad professional background in real estate investment, capital markets and finance, including experience in public accounting and financial reporting. Prior to joining Thayer Lodging in 1998, Mr. Reid spent four years as a Principal at LaSalle Advisors in Baltimore, Maryland, successor through merger to Alex. Brown Kleinwort Benson, where he originated and closed real estate transactions for pension fund clients. Prior to his tenure with LaSalle, Mr. Reid spent several years in acquisitions and dispositions with real estate investment and advisory affiliates of

Merrill Lynch & Co. and Chase Manhattan Bank, where he was involved in the acquisition of several office, retail and residential properties and portfolios. Mr. Reid received a B.S.

in Accounting from the State University of New York at Albany and an M.B.A. in Financial

Management from Pace University. Mr. Reid is a Member of the American Institute of

Certified Public Accountants and is a Full Member of the Urban Land Institute (ULI).

24 | C hambers Street Properties | A dditional Company Disclosure May 2013

Philip L. Kianka

Mr. Kianka became the Executive Vice President and Chief Operating Officer of Chambers

Street Properties in July 2012. Prior to joining Chambers Street Properties, Mr. Kianka was the Executive Vice President and Chief Operating Officer at CB Richard Ellis Realty Trust

from October 2008 to June 2012. Mr. Kianka was the Director of Operations of our former investment advisor from January 2006 to June 2012. Mr. Kianka was also a Managing

Director of CBRE Global Investors from January 2006 until June 2012. Mr. Kianka has over 28 years of experience in acquisitions, asset and portfolio management, joint venture structuring, development, financing and dispositions of real estate. Prior to joining our former investment advisor, Mr. Kianka was a Vice President and senior asset manager for

Lexington Properties Trust from 1997 to December 2005. Mr. Kianka also spent 13 years as Vice President at Merrill Lynch Hubbard, a real estate investment subsidiary of Merrill

Lynch, which acquired, operated and sold over 100 properties valued at $1.8 billion on behalf of over 240,000 investors. Mr. Kianka received a B.A. and a Master of Architecture from Clemson University in Clemson, South Carolina and is a licensed architect and member of the American Institute of Architects and a Full Member of the Urban Land

Institute (ULI).

www.ChambersStreet.com | 25

Our Organizational Structure

We operate in an umbrella partnership REIT structure in which our operating partnership,

CSP Operating Partnership, LP (“CSP OP”) owns, directly or indirectly, substantially all of the properties acquired on our behalf. We are CSP OP’s majority owner and sole general partner. We elected to be taxed as a real estate investment trust (“REIT”) under sections

856 through 860 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue

Code”), beginning with the taxable period ended December 31, 2004. For each interest in our common shares that we issue, an equal interest in the limited partnership units of

CSP OP is issued to us in exchange for the cash proceeds from the issuance of the interest in our common shares. We own approximately 99.90% of the common partnership units of CSP OP. An affiliate of our former investment advisor, CBRE REIT Holdings, LLC (“REIT

Holdings”), holds the remaining interest in CSP OP through 246,361 limited partnership units representing approximately a 0.10% ownership of the total limited partnership units.

In exchange for services provided to us relating to our formation and subsequent operations,

we have also issued to REIT Holdings a Class B limited partnership interest (“Class B interest”) in CSP OP, which certain of our executive officers own an aggregate 15% distribution interest. As the holder of the Class B interest, REIT Holdings is entitled to receive distributions made by CSP OP in an amount equal to 15% of all net sales proceeds on dispositions of properties or other assets (including by liquidation, merger or otherwise)

above a threshold equal to the amount at which the other partners, including us, have received in the aggregate, cumulative distributions from property income, sales proceeds or other services equal to (i) the total capital contributions made to CSP OP and (ii) a 7%

annual, uncompounded return on such capital contributions.

The Class B interest may be redeemed upon the occurrence of certain events, including our common shares becoming listed or admitted to trading on a national securities exchange or designated for quotation on the NASDAQ Global Select Market or the NASDAQ Global

Market (a “Listing”). In the event of a redemption of the Class B interest in connection with a Listing, the consideration will be determined based upon the average closing price,

or the average of the bid and asked prices, as the case may be, of our shares for a 30-day period beginning 150 days after the Listing (the “30-Day Market Value”). Upon redemption of the Class B interest following a Listing, the consideration shall be paid within 10 business days of the determination of the 30-Day Market Value, and such consideration shall be paid, as determined by our board of trustees, either in the form of cash or shares.

26 | C hambers Street Properties | A dditional Company Disclosure May 2013

Definitions

We use the term “net lease” throughout this document. Under a net lease, the tenant occupying the leased property (usually as a single-tenant) does so in much the same manner as if the tenant were the owner of the property. There are various forms of net leases, most typically classified as “triple net” or “double net.” Triple net leases typically require the tenant to pay all costs associated with a property, including real estate taxes,

insurance, utilities and routine maintenance in addition to the base rent. Double net leases typically require the tenant to pay all the costs as triple net leases, but hold the landlord responsible for capital expenditures, including the repair or replacement of specific structural and/or bearing components of a property, such as the roof or structure of the building. Accordingly, the owner receives the rent “net” of these expenses, rendering the cash flow associated with the lease predictable for the term of the lease and exposing the owner to limited expense risk. Under a net lease, the tenant generally agrees to lease the property for a significant term and agrees that it will have either no ability or only limited ability to terminate the lease or abate rent prior to the expiration of the term of the lease as a result of real estate driven events such as casualty, condemnation or failure by the landlord to fulfill its obligations under the lease. A majority of the leases of our properties are net leases.

We use the term “credit rated tenant” throughout this document. When we refer to a

“credit rated tenant,” we mean a tenant, or the tenant’s guarantor or parent, that has a credit rating, as determined by either Standard and Poor’s (“S&P”) or Moody’s. When we refer to an “investment grade rated tenant,” we mean a tenant, or the tenant’s guarantor or parent, that has an investment grade credit rating, as determined by either Standard and Poor’s (“S&P”) or Moody’s.

We use the term “annualized base rent” or “ABR” throughout this document. When we refer to “annualized base rent,” we mean as of December 31, 2012, either (i) current cash base rent due on an annualized basis, or (ii) for any lease still in an initial free or reduced rent period as of December 31, 2012, base rent due during the 12 months following

December 31, 2012.

Forward Looking Statements This document may contain various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions, including statements about the timing and likelihood of providing a liquidity event to our shareholders. Statements regarding the following subjects may be impacted by a number of risks and uncertainties such as our busi-ness strategy; our ability to obtain future financing arrangements; estimates relating to our future distributions; our understanding of our competition; market trends; projected capital expenditures; the impact of technology on our products, operations and business; and the use of the proceeds of any offerings of securities. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common shares, along with the following factors that could cause actual results to vary from our forward-looking statements such as our ability to complete the listing of our common shares on the NYSE; the price at which our common shares may trade on the NYSE; national, regional and local economic climates; changes in supply and demand for office and industrial properties; adverse changes in the real estate markets, including increasing vacancy, decreasing rental revenue and increasing insurance costs; availability and credit worthiness of prospective tenants; our ability to maintain rental rates and maximize occupancy; our ability to identify and secure acquisitions; our failure to successfully manage growth or operate acquired properties; our pace of acquisitions and/or dispositions of properties; risks related to development projects (including construction delay, cost overruns or our inability to obtain necessary permits); payment of distributions from sources other than cash flows and operating activities; receiving corpo-rate debt ratings and changes in the general interest rate environment; availability of capital (debt and equity); our ability to refinance existing indebtedness or incur additional indebtedness; failure to comply with our debt covenants; unanticipated increases in financing and other costs, including a rise in interest rates; the actual outcome of the resolution of any conflict; material adverse actions or omissions by any of our joint venture partners; our ability to operate as a self-managed company; availability of and ability to retain our executive officers and other qualified personnel; future terrorist attacks in the United States or abroad; the ability of our operating partnership to continue to qualify as a partnership for U.S. federal income tax purposes; our ability to continue to qualify as a REIT for U.S. federal income tax purposes; foreign currency fluctua-tions; changes to accounting principles, policies and guidelines applicable to REITs; legislative or regulatory changes adversely affecting REITs and the real estate business; environmental, regulatory and/or safety requirements; and other factors discussed under Item 1A Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2012 and those factors that may be contained in any filing we make with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.